Exhibit 99.1

Date:	August 30, 2007
To:	Directors and Executive Officers
From:	Barbara Eisenberg
Subject:	Notice Regarding 401(k) Plan Blackout Period and Trading Restrictions

As you know, Ann Taylor (the “Company”) will be changing recordkeepers for its 401(k) Savings Plan (the “Plan”). In order to effectuate the change, Plan participants will not be able to obtain a loan or distribution from the Plan, change existing investment elections or execute a fund transfer starting on September 15, 2007 and ending during the week of October 14, 2007 (the “General Blackout Period”). Further, an additional “blackout period” (the “Additional Blackout Period”) will be imposed on directors and executive officers of the Company in accordance with the Sarbanes-Oxley Act of 2002.

This Additional Blackout Period will begin on September 15, 2007 and will end during the week of October 14, 2007, which is coterminous with the General Blackout Period. During the Additional Blackout Period, the Company’s directors and executive officers are prohibited from purchasing, selling or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with his or her service with the Company.

Please note the following:

•	“Equity securities” is defined broadly to include the Company’s common stock and stock options.

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Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

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Among other things, these rules prohibit exercising options granted to you in connection with your employment as an executive officer or service as a director, selling shares of common stock acquired pursuant to such options, selling shares of common stock originally received as restricted stock or selling shares to cover withholding taxes upon the vesting of restricted stock units.

These rules apply in addition to the other restrictions under the Company’s policy on restrictions on trading in the Company’s securities. In order to avoid any inadvertent violations of the Additional Blackout Period restrictions, as always, please make sure to pre-clear any proposed transaction in the Company’s securities with me. Of course, if you have any other questions, including whether this Additional Blackout Period has ended, please do not hesitate to contact me at (212) 536-4253.